Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company	At CCG Investor Relations
Contact: Erik Johnson, Interim CFO	Contact: Sean Collins, Partner
Phone: (818) 734-8600	Phone: (818) 789-0100

North American Scientific Receives Stockholder Approval

for Acquisition of NOMOS Corporation

Chatsworth, CA — May 3, 2004 —North American Scientific, Inc. (Nasdaq:NASI) today announced that its previously announced acquisition of privately held NOMOS Corporation has been approved by the stockholders of both companies at separate special stockholders’ meetings.  Pursuant to the terms of the merger North American Scientific would issue approximately 5.3 million shares of common stock, with the former NOMOS stockholders owning approximately 37.5% of North American Scientific on a post-merger basis. The merger is expected to close as soon as practicable, upon the satisfaction or waiver of the remaining closing conditions.

About NOMOS Corporation

NOMOS Corporation is a leading supplier of planning and delivery technology for Intensity Modulated Radiation Therapy (IMRT). NOMOS’ Non-Invasive Scalpel™ IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue.  In addition, NOMOS offers both BAT, a unique ultrasound-based organ locator used primarily in prostate cancer treatments, and PEREGRINE, the first commercially available photon-based dose calculation system to incorporate state-of-the-art Monte Carlo radiation transport techniques to more accurately predict the radiation dose delivered to tumors and other structures within a patient’s body “before” radiation treatment is delivered.

About North American Scientific, Inc.

North American Scientific develops, produces and sells innovative radioisotopic products, including brachytherapy seeds and radiopharmaceuticals, principally for the treatment and diagnosis of disease. North American Scientific’s brachytherapy seeds are marketed under the trade name Prospera®. North American Scientific’s lead radiopharmaceutical product candidate is Hynic-Annexin V, which is based upon the Apomate technology platform and is a kit for the preparation of Technetium Tc-99m labeled Annexin V. It is administered intravenously and is intended for the in vivo imaging of apoptosis and necrosis, two common forms of cell death. For more information, please visit North American Scientific’s Web site at www.nasi.net.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by North American Scientific , including, but not limited to, uncertainties relating to drug discovery and clinical development programs and processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of North American Scientific to directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, delays in completing and costs related to the proposed NOMOS acquisition transaction, potential difficulties in integrating the businesses of North American Scientific and NOMOS, risks associated with other acquisitions or strategic opportunities North American Scientific has consummated or may pursue and various other risk factors included in North American Scientific’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and North American Scientific undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

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